UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2012

TD Ameritrade Holding Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-35509	82-0543156
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4211 South 102nd Street Omaha, Nebraska		68127
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (402) 331-7856

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2012, under the terms of the Management Incentive Plan of TD Ameritrade Holding Corporation, for fiscal year 2013, the base salary of Fredric J. Tomczyk, president and chief executive officer of TD Ameritrade, was increased by $200,000 to $900,000 per year. There was no change to Mr. Tomczyk’s annual incentive target.

On November 15, 2012, the H.R. and Compensation Committee of the Board of Directors of TD Ameritrade approved a grant of restricted stock units (“RSUs”) to Marvin W. Adams, TD Ameritrade’s executive vice president and chief operating officer, covering a number of shares that have a fair market value on the grant date equal to $1 million. The RSUs are scheduled to vest on the third anniversary of the grant date, subject to Mr. Adams remaining an employee of TD Ameritrade through that date. In each of 2013, 2014, 2015 and 2016, Mr. Adams will also receive additional RSUs covering a number of shares that have a fair market value on the grant date equal to $1 million. Each of these grants also will vest on the third anniversary of the date on which the grant is made, assuming Mr. Adams remains an employee of TD Ameritrade through the applicable vesting date. However, vesting of remaining unvested awards will be accelerated if Mr. Adams remains an employee of TD Ameritrade through December 1, 2016 and he voluntarily resigns on or after that date.

A copy of the form of Restricted Stock Unit Agreement (“RSU Agreement”) for Mr. Adams’ RSU grants is filed as Exhibit 10.1 to this Current Report on Form 8-K.The foregoing is qualified in its entirety by reference to the RSU Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	TD Ameritrade Holding Corporation Form of RSU Agreement for Mr. Adams

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TD AMERITRADE HOLDING CORPORATION

Date: November 20, 2012	By:	/s/ William J. Gerber

Name: William J. Gerber
Title: Chief Financial Officer

Exhibit Index

10.1	TD Ameritrade Holding Corporation Form of RSU Agreement